Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

Form S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

EAGLE BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	52-1943477 (IRS Employer I.D. Number)

7815 Woodmont Avenue, Bethesda, Maryland	20814
(Address of Principal Executive Offices)	(Zip Code)

EAGLE BANCORP, INC. 2006 STOCK PLAN

(Full Title of Plan)

Ronald D. Paul, President

Eagle Bancorp, Inc.

7815 Woodmont Avenue

Bethesda, Maryland  20814

301.986.1800

(Name, Address, and Telephone Number of Agent for Service)

Copies to:

Noel M. Gruber, Esquire

Kennedy & Baris, L.L.P.

Suite 301

4330 East West Highway

Bethesda, Maryland  20814

301.229.3400 (voice)   301.229.2443 (fax)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering per Share Price per Share(2)	Proposed Maximum Aggregate Offering Price(1) Offering Price(2)	Amount of Registration Fee
Common Stock, $.01 par value	500,000	N/A	$3,695,000	$206.19

(1)                                  Estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933 solely for purposes of calculating the registration fee, based upon the average of the high and low sales prices of $7.39 for the common stock on June 2, 2009.

PART I

Documents containing the information specified in Part I of this Form S-8 have been and/or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Certain Documents by Reference.

The following documents filed with Securities and Exchange Commission are hereby incorporated by reference herein:

(1)	Eagle Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008;

(2)	Eagle Bancorp, Inc.’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2008;

(3)	Eagle Bancorp’s Current Reports on Form 8-K filed on January 14, 2009, January 29, 2009, January 30, 2009, February 4, 2009 and April 23, 2009;

(4)	The description of Eagle Bancorp, Inc.’s Common Stock contained in its Registration Statement on Form 8-A filed April 30, 1999; and

(5)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act by Eagle Bancorp, Inc. since the end of the year covered in its Annual Report referred to in (1) above.

All documents filed by Eagle Bancorp, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof, and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby shall have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4.  Description of Securities

As the securities to be issued pursuant to this registration statement are registered under Section 12 of the Securities Exchange Act of 1934, this item is inapplicable.

ITEM 5.  Interest of Named Experts and Counsel.

Attorneys at Kennedy & Baris, L.L.P. own an aggregate of approximately 9,500 shares of Eagle Bancorp, Inc. common stock.

ITEM 6.  Indemnification of Directors and Officers

Article VI of the Company’s Articles of Incorporation provides that the Company shall, to the full extent permitted and in the manner prescribed by the Maryland General Corporation Law and any other applicable law, indemnify a director or officer of the Company who is or was a party to any proceeding by reason of the fact that he is or was a director or officer, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The Maryland General Corporation Law provides, in pertinent part, as follows:

2-418  INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS. — (a)  In this section the following words have the meanings indicated.

(1)           “Director” means any person who is or was a director of a corporation and any person who, while a director of a corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, other enterprise, or employee benefit plan.

(2)           “Corporation” includes any domestic or foreign predecessor entity of a corporation in a merger, consolidation, or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

(3)           “Expenses” include attorney’s fees.

(4)           “Official capacity” means the following:

(i)            When used with respect to a director, the office of director in the corporation; and

(ii)           When used with respect to a person other than a director as contemplated in sub-section (j), the elective or appointive office in the corporation held by the officer, or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation.

(iii)          “Official capacity” does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, other enterprise, or employee benefit plan.

(5)           “Party” includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(6)           “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative.

(b)(1)      A corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that:

(i)            The act or omission of the director was material to the matter giving rise to the proceeding; and

1.             Was committed in bad faith; or

2.             Was the result of active and deliberate dishonesty; or

(ii)           The director actually received an improper personal benefit in money, property, or services; or

(iii)          In the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

(2)(i)        Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding.

(ii)           However, if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation.

(3)(i)        The termination of any proceeding by judgment, order, or settlement does not create a presumption that the director did not meet the requisite standard of conduct set forth in this subsection.

(ii)           The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttal presumption that the director did not meet that standard of conduct.

(c)           A director may not be indemnified under subsection (B) of this section in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.

(d)           Unless limited by the charter:

(1)           A director who has been successful, on the merits or otherwise, in the defense of any proceeding referred to in subsection (B) of this section shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding.

(2)           A court of appropriate jurisdiction upon application of a director and such notice as the court shall require, may order indemnification in the following circumstances:

(i)            If it determines a director is entitled to reimbursement under paragraph (1) of this subsection, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or

(ii)           If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standards of conduct set forth in subsection (b) of this section or has been adjudged liable under the circumstances described in subsection (c) of this section, the court may order such indemnification as the court shall deem proper.  However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the circumstances described in subsection (c) shall be limited to expenses.

(3)           A court of appropriate jurisdiction may be the same court in which the proceeding involving the director’s liability took place.

(e)(1)       Indemnification under subsection (b) of this section may not be made by the corporation unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in subsection (b) of this section.

(2)           Such determination shall be made:

(i)            By the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate;

(ii)           By special legal counsel selected by the board of directors or a committee of the board by vote as set forth in subparagraph (I) of this paragraph, or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or

(iii)          By the stockholders.

(3)           Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible.  However, if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in subparagraph (ii) of paragraph (2) of this subsection for selection of such counsel.

(4)           Shares held by directors who are parties to the proceeding may not be voted on the subject matter under this subsection.

(f)(1)       Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of:

(i)            A written affirmation by the director of the director’s good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized in this section has been met; and

(ii)           A written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(2)           The undertaking required by subparagraph (ii) of paragraph (1) of this subsection shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.

(3)           Payments under this subsection shall be made as provided by the charter, bylaws or contract or as specified in subsection (e) of this section.

(g)           The indemnification and advancement of expenses provided or authorized by this section may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, the bylaws, a resolution of stockholders of directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(h)           This section does not limit the corporation’s power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding.

(i)            For purposes of this section:

(1)           The corporation shall be deemed to have requested a director to serve an employee benefit plan where the performance of the director’s duties to the corporation also imposes duties on, or otherwise involves services by, the director to the plan or participants or beneficiaries of the plan:

(2)           Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed fined; and

(3)           Action taken or omitted by the director with respect to an employee benefit plan in the performance of the director’s duties for a purpose reasonably believed by the director to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

(j)            Unless limited by the charter:

(1)           An officer of the corporation shall be indemnified as and to the extent provided in subsection (d) of this section for a director and shall be entitled, to the same extent as a director, to seek indemnification pursuant to the provisions of subsection (d);

(2)           A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify directors under this section; and

(3)           A corporation, in addition, may indemnify and advance expenses to an officer, employee, or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, bylaws, general or specific action of its board of directors or contract.

(k)(1)       A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the corporation would have the power to indemnify against liability under the provisions of this section.

(2)           A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, not inconsistent with this section.

(3)           The insurance or similar protection may be provided by a subsidiary or an affiliate of the corporation.

(l)            Any indemnification of, or advance of expenses to, a director in accordance with this section, if arising out of a proceeding by or in the right of the corporation, shall be reported in writing to the stockholders with the notice of the next stockholders’ meeting or prior to the meeting.

ITEM 7.  Exemption From Registration Claimed.

As no restricted securities are to be reoffered or resold pursuant to this registration statement, this item is inapplicable.

ITEM 8.  Exhibits.

Exhibit Number	Description

4	Eagle Bancorp, Inc. 2006 Stock Plan, as amended and restated through May 21, 2009

5	Opinion of Kennedy & Baris, L.L.P.

23(a)	Consent of Kennedy & Baris, L.L.P., included in Exhibit 5

23(b)	Consent of Stegman and Company

ITEM 9.  Undertakings.

The Registrant hereby undertakes that:

(1)           it will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to the Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           that, for the purpose of determining liability under the Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)           to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland on this 3rd day of June 2009.

EAGLE BANCORP, INC.

By:	/s/ Ronald D. Paul
Ronald D. Paul
President and Chief Executive Officer

In accordance with the requirements of the Securities Act, this report has been signed below by the following persons on behalf of the registrant  and in the capacities and on the dates indicated.

Name	Position	Date

/s/ Leslie L Alperstein	Director	June 3, 2009
Leslie M. Alperstein

/s/ Dudley C. Dworken	Director	June 3, 2009
Dudley C. Dworken

/s/ Harvey M. Goodman	Director	June 3, 2009
Harvey M. Goodman

/s/ Neal R. Gross	Director	June 3, 2009
Neal R. Gross

/s/ Philip N. Margolius	Director	June 3, 2009
Philip N. Margolius

/s/ Ronald D. Paul	Chairman of the Board of Directors,	June 3, 2009
Ronald D. Paul	President and Chief Executive Officer
Principal Executive Officer of the Company

/s/ Robert P. Pincus	Director	June 3, 2009
Robert P. Pincus

/s/ Norman R. Pozez	Director	June 3, 2009
Norman R. Pozez

/s/ Donald R. Rogers	Director	June 3. 2009
Donald R. Rogers

/s/ Leland M. Weinstein	Director	June 3, 2009
Leland M. Weinstein

/s/ James H. Langmead	Executive Vice President and	June 3, 2009
James H. Langmead	Chief Financial Officer of the Company
Principal Financial and Accounting Officer